Exhibit 99.1

Additional Information:	For Immediate Release

Thomas A. Bessant, Jr.

(817) 335-1100

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Cash America Prices $300 Million of Senior Notes Offering

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Fort Worth, Texas, May 8, 2013 — Cash America International, Inc. (NYSE: CSH) today announced that it has priced its private offering of $300 million of 5.75% Senior Notes due 2018 (the “Notes”). The Notes will be offered only to qualified institutional buyers in accordance with Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The offering of the Notes is expected to close on or about May 15, 2013, subject to customary closing conditions.

Cash America intends to use a portion of the net proceeds of the offering to repay existing indebtedness, including outstanding balances under its domestic and multi-currency line of credit, and the remaining net proceeds for general corporate purposes.

The Notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not and will not constitute an offer to sell or the solicitation of any offer to buy the Notes or any other securities, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to Rule 135c under the Securities Act.

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